UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2007

BENACQUISTA GALLERIES, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	0-51107 (Commission File Number)	71-0928242 (IRS Employer Identification No.)

6870 La Valle Plateada Rancho Santa Fe, California (Address of principal executive offices)		92067 (Zip Code)

Registrant’s telephone number, including area code:		(858) 525-5695

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On January 31, 2003 Benacquista Galleries, Inc., (the “Company”), entered into an agreement with its Chief Executive Officer, James Price (“Price”), to purchase certain collectible, investment grade works of art from Price’s personal collection, and in consideration for which the Company issued Price an unsecured promissory note in the principal amount of $862,127, bearing interest at a rate of five percent (5%) per annum, and payable in full on or before June 30, 2005, with no prior periodic payments due (the “Note”). At the fiscal year ended September 31, 2006, the Company had the works of art remaining in its inventory (the “Works of Art”) valued by a third party appraiser at approximately $1,404,500.

As of April 10, 2007 the Note remained unpaid and the outstanding principal balance together with all interest accrued thereon was approximately $1,104,187. In addition, the Company accumulated a total outstanding debt of approximately $226,652 payable to Price for accrued but as yet unpaid salary, rent and certain cash advances (the “Additional Obligations”).

On April 10, 2007, after careful negotiation and consideration, the Company and Price entered into a settlement and release agreement pursuant to which the Company transferred all of its right, title and interest in and to the Works of Art to Price in settlement of any and all of its remaining obligations under the Note and of all Additional Obligations.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

10.1	Settlement and Release Agreement by and between Benacquista Galleries, Inc. and James Price dated April 10, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 10, 2007
BENACQUISTA GALLERIES, INC.

	By:	/s/ James Price
James Price
Chief Executive Officer